EXHIBIT 21


                            SUBSIDIARIES OF SVT INC.


NAME                                              JURISDICTION OF INCORPORATION
----                                              -----------------------------

SVT Cayman Inc.                                   Cayman Islands
Apex (India) Private Ltd.                         India
SanVision Technologies Canada Inc.                Ontario, Canada